EXHIBIT 12
                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                Nine              Twelve
                                            Months Ended       Months Ended
                                         September 30, 1994  September 30, 1994
                                         ------------------  ------------------
Fixed Charges as Defined:

  (1)   Interest on Long-Term Debt ....        $ 236,313        $   325,954
  (2)   Other Interest ................           40,607             43,806
  (3)   Preferred Dividends Factor
           of Subsidiary (line 12) ....           39,220             51,920
  (4)   Interest Component of Rentals
           Charged to Operating Expense            2,947              4,021
                                               ---------        -----------

  (5)   Total Fixed Charges ...........        $ 319,087        $   425,701
                                               =========        ===========

Earnings as Defined:

  (6)   Income Before Cumulative Effect
           of Change in Accounting for
           Postemployment Benefits ....        $ 396,791        $   425,208
  (7)   Income Taxes ..................          226,486            236,805
  (8)   Fixed Charges (line 5) ........          319,087            425,701
                                               ---------        -----------

  (9)   Earnings Before Income Taxes
           and Fixed Charges ..........        $ 942,364        $ 1,087,714
                                               =========        ===========

Preferred Dividends Factor of
        Subsidiary:

 (10)   Preferred Stock Dividends of
           Subsidiary .................        $  24,981        $    33,282

 (11)   Ratio of Pre-Tax Income to
           Net Income (line 6 plus
           line 7 divided by line 6) ..             1.57               1.56
                                               ---------        -----------

 (12)   Preferred Dividends Factor of
           Subsidiary (line 10 times
           line 11) ...................        $  39,220        $    51,920
                                               =========        ===========

Ratio of Earnings to Fixed Charges
   (line 9 divided by line 5) .........             2.95               2.56